Exhibit 99.1


      New York Community Bancorp, Inc. Declares a $0.20 Per Share Dividend

    WESTBURY, N.Y.--(BUSINESS WIRE)--Oct. 23, 2002--New York Community Bancorp, Inc. (Nasdaq: NYCB) today announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share, payable on November 15, 2002 to shareholders of record as of November 5, 2002.

    Earlier this month, the Company reported third quarter 2002 earnings of $60.4 million, or $0.58 per diluted share, generating a 2.39% return on average assets and a 19.74% return on average stockholders' equity. For the nine months ended September 30, 2002, the Company reported earnings of $164.8 million, or $1.61 per diluted share, generating an ROA of 2.25% and an ROE of 19.79%.

    New York Community Bancorp, Inc. is the $10.0 billion holding company for New York Community Bank and the sixth largest thrift in the nation, based on market capitalization. The Bank serves its customers through a network of 109 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, with 54 in-store branches, the Bank is the largest producer of multi-family mortgage loans for portfolio in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.


    CONTACT: New York Community Bancorp, Inc., Westbury
             Investor Relations:
             Ilene A. Angarola, 516/683-4420



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